EXHIBIT 99.1

CLINICAL TRIALS à XPro1595

XPro1595 Development Philosophy

Alzheimer’s disease was first described over 100 years ago. Today, we recognize that it is a complicated disease that may have more than one cause. Given the heterogeneity of Alzheimer’s disease, a single therapy is unlikely to be effective for all patients. Ideally, biomarkers will help clinicians determine the cause of dementia in a given patient. INmune Bio is focused on neuroinflammation as a cause of Alzheimer’s disease. Inflammatory biomarkers help us align our treatment with the patients’ pathophysiology (inflammation) allowing clinical teams to identify patients most likely to respond to a treatment. A biomarker directed treatment approach in dementia is rare. We believe Alzheimer’s disease as an immunological disease with neurologic symptoms of dementia. Approaching Alzheimer’s disease as an immunologic disease changes trial design because there are many immunologic biomarkers available. This allows us to do shorter trials in a small number of carefully selected patients who are intensively studied. This approach provides the insight needed to determine if the drug is providing benefit to patients and help us decide if a larger study is warranted. In the current study, inflammatory biomarkers will be used to:

1.	Identify Alzheimer’s disease patients mostly likely to respond to XPro1595 (patients with increased neuroinflammation)
2.	Demonstrate that XPro1595 reduces neuroinflammation
3.	Determine if decreasing neuroinflammation improves symptoms of Alzheimer’s disease

Phase Ib clinical trial in patients with mild to moderate Alzheimer’s Disease and elevated levels of inflammation in their blood

The trial will enroll patients with mild to moderate Alzheimer’s disease and biomarkers of inflammation in their blood. The trial will treat patients for twelve weeks to demonstrate safety and proof of biology (reduction in inflammation). Patients will have 5 groups of inflammatory biomarkers studied before treatment, at the half way point, and at the end of the study. Cognitive and psychiatric symptoms will be also be measured.

PRODUCTS à XPro1595

OVERVIEW

XPro1595 is a protein biologic that targets soluble TNF (sTNF) and may have many beneficial effects in patients with Alzheimer’s disease by decreasing neuroinflammation. We believe that decreasing neuroinflammation may slow or stop the progression of the cognitive and psychiatric symptoms of Alzheimer’s patients and improve in the overall quality of life of the patient and their care-givers.

Alzheimer’s Disease: A New perspective

At INmuneBio, we view Alzheimer’s as an immunologic disease with the neurological symptoms of dementia and psychiatric dysfunction. Approaching Alzheimer’s disease as an immunologic disease changes the drug discovery process, changes the way clinical trials are designed, and may provide hope for patients and their care-givers.

Innate Immune Dysregulation, chronic inflammation (Tumor Necrosis Factor) drives Alzheimer’s Disease

Chronic immune dysregulation, also called chronic inflammation, is a low-grade inflammatory state that, over time, silently wreaks havoc with the patient in many ways. In patients with dementia, the effects are on the central nervous system. Although the identifiable symptoms of dementia and Alzheimer’s disease typically become evident after the 6th decade of life, immune dysregulation that causes chronic inflammation begins around the 3rd or 4th decade of life1. A new study that followed patients for 20 years showed that people with chronic inflammation had greater cognitive decline2. The more inflammation you have, the worse your cognitive decline. Chronic inflammation can come from a variety of sources, including; age, diet, lifestyle, environment, genes, stress, and infections. The combination and intensity of each of these risk factors is what ultimately sets the innate immune system astray and leads to chronic inflammation. Chronic gum disease and Rheumatoid Arthritis are two examples popularized in the media of how chronic inflammation increases the risk for developing Alzheimer’s disease. For example, the risk of developing Alzheimer’s disease is approximately 8 times greater in patients with Rheumatoid Arthritis compared to someone without Rheumatoid Arthritis3.

The right target: Tumor Necrosis Factor (TNF)

TNF is a potent immune signaling molecule (cytokine) that sits at the apex of inflammation and coordinates immune responses that are both beneficial and detrimental to the patient. TNF is routinely reported to be elevated in Alzheimer’s patients and was one of the first inflammatory markers tied to Alzheimer’s disease. In addition to the clinical data implicating TNF, animal studies have shed further light on how TNF can impact Alzheimer’s pathology. In animal models, TNF has been linked to the dysfunction of every aspect of Alzheimer’s Disease, including loss of neuronal communication (synaptic dysfunction), neuron cell death, production of plaques and tangles, and impaired removal of plaques and tangles which result in dementia and behavioral (psychiatric) symptoms. There is also indirect evidence that eliminating TNF over many years will decrease the risk of developing AD. Rheumatoid Arthritis patients treated with an inhibitor of the inflammatory cytokine Tumor Necrosis Factor (TNF) have a decrease risk of Alzheimer’s compared to Rheumatoid Arthritis patients who are not treated with a TNF inhibitor. All of this data suggests that targeting soluble TNF to prevent progression of symptoms of Alzheimer’s disease makes sense.

The right treatment: XPro1595

Xpro1595 is very different from currently approved TNF inhibitors. Xpro1595 is a second- generation selective TNF inhibitor that neutralizes soluble TNF (sTNF) without affecting trans-membrane TNF (tmTNF). Currently approved TNF inhibitors are non-selective – blocking both sTNF and tmTNF. sTNF is the “bad” TNF that should be targeted in the treatment of AD. tmTNF is the good TNF – should be left alone. The safety side-effects of currently approved TNF inhibitors (increased risk of: infection, cancer, and neurologic problems especially Multiple Sclerosis) are due to off-target blockage of tmTNF. This theoretical difference in man is supported by over 30 preclinical studies in nearly a dozen CNS disease models using XPro1595. In fact, the safety side-effects seen with non-selective TNF inhibitors that target the “good” (tmTNF) and “bad” (solTNF) TNF have not been observed in animals treated with XPro1595 - which only targets the “bad” (solTNF). In Alzheimer’s Disease, XPro1595 has been tested in multiple animal models by three independent labs. In each instance, XPro1595 was found to improve cognition, facilitate clearance of toxic cellular debris, rescue neuronal communication, and normalize immune cell profiles. Specifically, XPro1595 has been shown to:

•	Blocked the development of amyloid pathology in a mouse model of Alzheimer’s Disease (3xTgAD).

•	Prevented the loss of neuron communication and cognitive impairment in a different (tgCRND8) mouse model of Alzheimer’s Disease.

•	In a third mouse model (5xFAD) of Alzheimer’s disease, XPro1595 prevented young mice from developing amyloid pathology, cognitive impairment, and dysfunction in neuronal communication. In older mice that already had Alzheimer’s-like pathology, XPro1595 reduced amyloid, improved cognition, and rescued neuron communication. In addition, XPro1595 normalized both the innate and adaptive immune responses.

•	Attenuate the dysfunction in neuronal communication and cognitive deficit in normal aged rats.

Bibliography

1.	Parker, D. et al. Age-Related Adverse Inflammatory and Metabolic Changes Begin Early in Adulthood. J. Gerontol. A, Biol. Sci. Med. Sci. (2018). doi:10.1093/gerona/gly121
2.	Walker, K. A. et al. Systemic inflammation during midlife and cognitive change over 20 years: The ARIC Study. Neurology (2019). doi:10.1212/WNL.0000000000007094
3.	Chou, R. C., Kane, M., Ghimire, S., Gautam, S. & Gui, J. Treatment for Rheumatoid Arthritis and Risk of Alzheimer’s Disease: A Nested Case-Control Analysis. CNS Drugs 30, 1111–1120 (2016).

INmuneBio Pipeline

Candidate	Target	Disease	Pre-clinical	Phase I	Phase II (POC)	Pivotal
INKmune	*NK Cells*	Relapsed/refractory ovarian cancer				
		*High risk MDS				
INB03	*MDSC*	CPI resistance				
		*Trastuzumab resistance				
XPro1595	*Microglia*	Alzheimer's Disease				

** Potential future programs*

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